U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dragon Beverage, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	26-4018362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1945 Judwick Dr. Columbus, OH 43229	CSJ Business Solutions, LLC 1350 E. Flamingo, Suite 3101 Las Vegas, NV 89119
(Name and address of principal executive offices)	(Name and address of agent for service)

Primary Standard Industrial Classification Code Number: 2080

Registrant's telephone number, including area code: 614.440.1385

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|                                                                Accelerated filer |__|

Non-accelerated filer |__|                                                                Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM PRICE SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	3,000,000 shares	$0.01	$30,000	$2.139
(1)	This price was arbitrarily determined by Dragon Beverage, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
THE LAW OFFICES OF
RYAN ALEXANDER
520 South Fourth Street, Suite 340 · Las Vegas, Nevada 89101
Phone: (702) 868-3311 · Facsimile: (702) 868-3312

SUBJECT TO COMPLETION, Dated  June 14 , 2010

PROSPECTUS
DRAGON BEVERAGE, INC.
3,000,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 3,000,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.01 per share. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.01	None	$0.01
Total	$30,000	None	$30,000

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock are traded on the Over-The-Counter Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”) formerly known as the National Association of Securities Dealers or NASD). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.  Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize.  If our common stock becomes traded on the FINRA Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: June 14, 2010

SUMMARY	5
RISK FACTORS	7
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	7
If we do not obtain additional financing, our business plan will be delayed and our business may fail.	7
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	7
Because of losses incurred by us to date and our general financial condition, we received a going concern qualification in the audit report from our Independent Registered Public Accounting Firm for the most recent fiscal year that raises substantial doubt about our ability to continue to operate as a going concern.	7
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	8
If we are unable to succeed in marketing, making sales and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.	8
We have not established our brand name, and if we are able to distribute our energy drink products, they will have little, if any, name recognition, which may prevent us from generating revenues, which will reduce the value of your investment.	8
Because competition from traditional non-alcoholic beverage manufacturers may adversely affect our distribution relationships, this competition may hinder development of our existing markets, as well as prevent us from expanding our markets.	9
Because we will rely heavily on our independent distributors, our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets may be impacted.	9
We may not be able to acquire long-term agreements with our distributors, and we could expend significant time and may need to incur significant expense in attracting and maintaining key distributors, which would negatively impact our business.	10
Because our distributors will not be required to place minimum orders with us, we will need to carefully manage our inventory levels, and it may be difficult to predict the timing and amount of our sales.	10
If we are unable to successfully manage growth, our operations could be adversely affected.	11
RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS	11
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	11
Because our President and Director, Igor Svishevskiy, owns an aggregate of 62.5% of our outstanding common stock, investors may find that corporate decisions influenced by Igor Svishevskiy are inconsistent with the best interests of other stockholders.	11
Because our President and Director, Igor Svishevskiy, owns an aggregate of 62.5% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.	12
Because we are subject to additional regulatory compliance matters as a result of becoming a public company, which compliance includes Section 404 of the Sarbanes-Oxley Act of 2002, and our management has limited experience managing a public company, the failure to comply with these regulatory matters could harm our business.	12
Because our President and Director, Igor Svishevskiy, has no experience managing a business in the beverage industry, it is possible the busine might not be successful.	12
Because our President and Director, Igor Svishevskiy, has no experience running a public company, it is possible the business might not be successful.	12
Because our President and Director, Igor Svishevskiy, is the sole employee of the company it will be more difficult to manage all operations.	12
RISKS RELATED TO LEGAL UNCERTAINTY	13
Because our business exposes us to personal injury and product liability claims, such claims could result in adverse publicity and harm to our brand and our results of operations.	13
Because our business is subject to many regulations and noncompliance is costly, any failure on our part to comply may negatively impact our business.	13
Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	13

Because our Certificate of Incorporation and Bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	14
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	14
RISKS RELATED TO OUR SECURITIES	14
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	14
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	14
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	15
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	15
Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	16
FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	17
DILUTION	17
SELLING SHAREHOLDERS	18
PLAN OF DISTRIBUTION	19
LEGAL PROCEEDINGS	20
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
DESCRIPTION OF SECURITIES	22
INTERESTS OF NAMED EXPERTS AND COUNSEL	25
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	26
ORGANIZATION WITHIN THE LAST FIVE YEARS	26
DESCRIPTION OF BUSINESS	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	37
EXECUTIVE COMPENSATION	39
FINANCIAL STATEMENTS	41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	42
AVAILABLE INFORMATION	42

Summary

We were incorporated as Dragon Beverage, Inc. (“Dragon Beverage”) on December 19, 2008, in the State of Nevada for the purpose of developing, producing and selling energy drink beverages. We anticipate that our energy drinks will be sold in the beverage sections of retailers such as supermarkets, delicatessens, and drug, convenience, and liquor stores. Our plan is to develop these products through our manufacturing source and raise money necessary to market and sell the finished products .

We are in the process of developing three different flavors of energy drinks – Citrus, Cranberry, and Strawberry/Kiwi – through a company known as Market Beverage Group, Inc. by using our own ingredient list that our CEO, Igor Svishevskiy, came up with.  We have not yet manufactured any sellable product or begun to offer our product in the chain of commerce due to insufficient capital.  We have not conducted any market studies. To date, we have ordered the above flavors and received these samples from Market Beverage Group, Inc..  We have approved the samples.  Our next step is to get the layout of the graphics completed for the cans which will take around one week. This is followed by paying Market Beverage Group, Inc. for minimum orders of 3000 cases per flavor (24 cans per case). Then we can use UFS (United Fulfillment Solutions) to hold our inventory and begin offering our Products on our website. We are in the process of seeking out funding to manufacture and distribute our products once the products are fully developed.  We can provide no assurance that we will be able to acquire such funding or on terms acceptable to us.

We are a development stage company and have not generated any sales to date. As of March 31, 2010, we had $1,655 in current assets and current liabilities in the amount of $14,517. Accordingly, we had a working capital deficit of $12,862 as of March 31, 2010. Since our inception through March 31, 2010, we have incurred a net loss of $20,862. We do not have enough cash to enable us to implement our business plan as set forth in this prospectus. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Our principal executive offices are located at 1945 Judwick Dr., Columbus, OH 43229. Igor Svishevskiy is our President, Chief Executive Officer, and sole director. Our phone number is 614-440-1385. Our fiscal year end is December 31.

The Offering

Securities Being Offered	Up to 3,000,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President and Director, Igor Svishevskiy.
Offering Price
The offering price of the common stock is $0.01 per share.  There is no public market for our common stock.  We cannot give any assurance that the shares offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed.  The absence of a public market for our stock will make it difficult to sell your shares in our stock.

We intend to apply to the FINRA over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Securities Issued and to be Issued
8,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. Our President and Director, Igor Svishevskiy, owns an aggregate of 5,000,000 shares of the common shares of our company (or 62.5%) and therefore has substantial control.  All of the common stock to be sold under this prospectus will be sold by existing shareholders.  There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of March 31, 2010 (Unaudited)		As of December 31, 2009 (Audited)		As of December 31, 2008 (Audited)
Cash	$1,655		$300		$300
Total Assets	$1,655		$300		$300
Liabilities	$14,517		$7,369		$7,260
Total Stockholders’ Equity (Deficit)	$(12,862)		$(7,069)		$(6,960)

Statement of Operations	For the three months ended March 31, 2010	For the period from December 19, 2008 (inception) to March 31, 2010	For the year ended December 31, 2009	For the period from December 19, 2008 (inception) to December 31, 2009	For the period from December 19, 2008 (inception) to December 31, 2008
Revenue	$0	$0	$0	$ 0	$0
Loss for the Period	$8,793	$20,862	$109	$ 12,069	$11,960

Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  Currently, shares of our common stock are not publicly traded.  In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

If we do not obtain additional financing, our business plan will be delayed and our business may fail.

We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. As of March 31, 2010, we had cash in the amount of $1,655, which is all the cash  we had available at the time. We have a working capital deficit of $12,862 as of March 31, 2010. We have no revenues since inception. Our future is dependent upon our ability to obtain financing or upon future profitable operations.   If no additional financing is secured, we will not be able to pay our expenses to pursue our business plan. If that is the case, our business will fail. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history of less than two years, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history of less than two years.  We are in the development stage of our business and have not yet begun to offer our products. To date, we have had no revenues and rely on additional capital injection. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks.  If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Because of losses incurred by us to date and our general financial condition, we received a going concern qualification in the audit report from our Independent Registered Public Accounting Firm for the most recent fiscal year that raises substantial doubt about our ability to continue to operate as a going concern.

At March 31, 2010, we had $1,655 cash on hand. We have a working capital deficit of $12,862 as of March 31, 2010. We have no revenues since inception. We have accumulated net losses since inception to March 31, 2010 of $20,862. The accompanying consolidated financial statements in this Prospectus have been prepared assuming we will continue as a going concern. Our Independent Registered Public Accounting Firm included in its audit report of our yearend audited financial statement concerns about our continued viability.   It stated, “The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs which raises substantial doubt about its ability to continue as a going concern.” These conditions raise substantial doubt about our ability to continue as a going concern.

Risks Associated with Our Business Model

If we are unable to succeed in marketing, making sales and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations, and our business may fail.

We have not yet manufactured or sold any of our products.  If we are unable to succeed in marketing, making sales, and maintaining a large enough customer base to support our business operations, we will be unable to achieve profitable operations. Any time new products are introduced into a market, there is a substantial risk that sales will not meet expectations or even cover the cost of operations. General market conditions are unpredictable, and sales might be slow or even non-existent, and/or the products might not fit the needs of our target market sufficiently to induce sales. There is no way to predict the volume of product sales that will occur or even if sales will be sufficient to support our future operations. Numerous factors beyond our control may affect the marketability of our products. These factors include, but are not limited to, consumer demand and emerging competition. The exact effect of these factors cannot be accurately predicted, but it is possible they may result in our not receiving an adequate return on our invested capital.

We have not established our brand name, and if we are able to distribute our energy drink products, they will have little, if any, name recognition, which may prevent us from generating revenues, which will reduce the value of your investment.

Because we are a new company with new products that we have not yet distributed and we have not conducted advertising, there is little or no recognition of our Dragon Beverage brand name. As a result, consumers purchase products other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment .

Because competition from traditional non-alcoholic beverage manufacturers may adversely affect our distribution relationships, this competition may hinder development of our existing markets, as well as prevent us from expanding our markets.

The beverage industry is highly competitive. We have no current distribution relationships or any existing markets.  All of our distribution relationships and existing markets are expected to be conducted through our manufacturer, Market Beverage Group, Inc. Once manufacturing begins, we will be using its contacts to infiltrate the market with our product. If we are able to enter the market, we will compete with other beverage companies, most of which have significantly more sales and significantly more resources, which gives them significant advantages in gaining consumer acceptance for their products, access to shelf space in retail outlets and marketing focus by our distributors, all of whom also distribute other beverage brands. Our products will compete with all beverages, most of which are marketed by companies with greater financial resources than what we have. Some of these competitors are or will likely in the future, place severe pressure on our independent distributors not to carry competitive alternative brands such as ours. We will also compete with regional beverage producers and "private label" suppliers. Some of the direct competitors in the alternative beverage industry include Cadbury Schweppes (Snapple, Stewart, Nantucket Nectar, Mystic), Thomas Kemper, Boylans and Hansens. Competitor consolidations, market place competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our future earnings, market share and volume growth. If, due to such pressure or other competitive phenomena, we are unable to sufficiently develop our distribution channels, or develop alternative distribution channels, we may be unable to achieve our financial targets. Competition, particularly from companies with greater financial and marketing resources than those available to us, could have a material adverse effect on our ability to enter the market.

Because we will rely heavily on our independent distributors, our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets may be impacted.

Our ability to establish a market for our brands and products in various geographic distribution areas will be dependent on our ability to establish successful relationships with reliable independent distributors, strategically positioned to serve those areas. We anticipate that many of the larger distributors we may acquire will sell and distribute competing products, including energy drinks, and our products may represent a small portion of their business. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to establish and maintain our distribution network will depend on a number of factors, many of which are outside our control. Some of these factors include: (i) the level of demand for our brands and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to control all or any of these factors in any of our prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to establish our market, which will likely adversely effect our revenues and financial results.

We may not be able to acquire long-term agreements with our distributors, and we could expend significant time and may need to incur significant expense in attracting and maintaining key distributors, which would negatively impact our business.

Our marketing and sales strategy presently, and in the future, will rely on the performance of our independent distributors and our ability to attract additional distributors. We are not certain that we will be able to enter into written agreements with any distributor for varying terms and duration.  In the beginning of our operations, we anticipate that most of our distribution relationships will be informal (based solely on purchase orders) and terminable by either party at will. We currently do not anticipate in the future that we will be able to establish, long-term contractual commitments from any distributor.

Because our distributors will not be required to place minimum orders with us, we will need to carefully manage our inventory levels, and it may be difficult to predict the timing and amount of our sales.

If we are able to acquire independent distributors, we may be required to place minimum monthly, quarterly or annual orders for our products. In order to reduce their inventory costs, our independent distributors may maintain low levels of inventory which, depending on the product and the distributor, range from 15 to 45 days of typical sales volume in the distribution area. We believe that our independent distributors will endeavor to order products from us in such quantities, at such times, as will allow them to satisfy the demand for our products in the distribution area. Accordingly, there will be no assurance as to the timing or quantity of purchases by any of our independent distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. Our goal is to maintain inventory levels for each of our products sufficient to satisfy anticipated purchase orders for our products from our distributors, which may be difficult to estimate. This will place burdens on our working capital which has been limited since we began operations. As a result, we may not be able to consistently maintain sufficient inventory levels.

As is customary in the contract packing industry for small companies, we are expected to arrange for the production of our products sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities available under our contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on a timely basis. Conversely, we may produce more products than warranted by actual demand, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors, which, in turn, would likely have a material adverse effect on our ability to maintain relationships with those distributors.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to establish operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Risks Associated with Management and Control Persons

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our President and Director, Igor Svishevskiy, owns an aggregate of 62.5% of our outstanding common stock, investors may find that corporate decisions influenced by Igor Svishevskiy are inconsistent with the best interests of other stockholders.

Igor Svishevskiy is our sole officer and director.  He owns approximately 62.5% of the outstanding shares of our common stock. Accordingly, he will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Igor Svishevskiy may still differ from the interests of the other stockholders.

The direction Igor Svishevskiy takes the company may also differ from the interests of the other stockholders.  He has sole power to decide every aspect of our business, including fundamental decisions like raising money, which could dilute your ownership in our company, spending investment funds and any future revenue, pursuing business direction, deciding his pay as an officer and director, deciding on what contracts to sign, and other important matters.  These decisions may differ radically from the choices you would make as an investor in our company.

Because our President and Director, Igor Svishevskiy, owns an aggregate of 62.5% of our outstanding common stock, the market price of our shares would most likely decline if he were to sell a substantial number of shares all at once or in large blocks.

Our President and Director, Igor Svishevskiy, owns 5,000,000 shares of our common stock, which equates to 62.5% of our outstanding common stock.  There is presently no public market for our common stock although we plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  If our shares are publicly traded on the over-the-counter bulletin board, Igor Svishevskiy will be eligible to sell his shares publicly subject to the volume limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Because we are subject to additional regulatory compliance matters as a result of becoming a public company, which compliance includes Section 404 of the Sarbanes-Oxley Act of 2002, and our management has limited experience managing a public company, the failure to comply with these regulatory matters could harm our business.

Our sole officer and director and outside professionals will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company and we may not successfully or efficiently manage this transition. Igor Svishevskiy, our President and Director, has no experience running a public company.  For now, he will rely heavily on legal counsel and accounting professionals to help with our future SEC reporting requirements.  This will likely divert needed capital resources away from the objectives of implementing our business plan.   These expenses could be more costly that we are able to bear and could result in us not being able to successfully implement our business plan.

We expect rules and regulations such as the Sarbanes-Oxley Act of 2002 will increase our legal and finance compliance costs and make some activities more time-consuming than in the past. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company. Furthermore, after any applicable transition period for new public companies, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and our independent auditors to attest to, the effectiveness of our internal control structure and procedures for financial reporting in our annual reports on Form 10-K. Section 404 compliance efforts may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. Furthermore, whether or not we comply with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement necessary procedures or changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors.

Because our President and Director, Igor Svishevskiy, has no experience managing a business in the beverage industry, it is possible the business might not be successful.

Igor Svishevskiy does not have any direct experience in managing a business in the beverage industry. He will use his customer service experience and his researched knowledge of the beverage industry to run the company in the best overall manner. Our lack of experience could reduce the effectiveness of management and could impair proper implementation of our business plan. Furthermore, we may not be able to properly respond to market trends in the beverage industry or to accurately identify risks and opportunities. Our lack of experience could negatively influence our business, prospects, and financial condition.

Because our President and Director, Igor Svishevskiy, has no experience running a public company, it is possible the business might not be successful.

Mr. Svishevskiy has no experience serving as an officer or director of a public company, or experience with the reporting or financial disclosure requirements which public companies are subject to. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to his ultimate lack of experience with public companies and their reporting requirements in general.

Because our President and Director, Igor Svishevskiy, is the sole employee of the company it will be more difficult to manage all operations.

Igor Svishevskiy is the sole employee of the company. Therefore, he will be the sole decision maker for the company and have no one to consult with.  Outside demands on his time may prevent him from devoting sufficient time to our operations. The interruption of the services of Mr. Svishevskiy will significantly hinder our operations, profits and future development, especially if suitable replacements are not promptly obtained.  We do not currently have any executive compensation agreements.  We cannot guaranty that our management will remain with us.

Risks Related to Legal Uncertainty

Because our business exposes us to personal injury and product liability claims, such claims could result in adverse publicity and harm to our brand and our results of operations.

We may be, from time to time, subject to claims due to the injury of an individual from the products that we sell. While our purchase orders generally require the customer to indemnify us against any product liability claims, there is a risk that if there is a human injury or death we would not be indemnified. Any personal injury claim made against us or any product liability claim made against us, whether or not it has merit, could be time consuming, result in costly litigation expenses and damages, result in adverse publicity or damage to our reputation and have an adverse effect on our results of operations.

Because our business is subject to many regulations and noncompliance is costly, any failure on our part to comply may negatively impact our business.

The production, marketing and sale of our non alcoholic beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, rules and regulations are subject to change from time to time and while we monitor developments in this area, the fact that we have limited staff makes it difficult for us to keep up to date and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether regarding labeling, the environment, taxes or otherwise, could have a material adverse effect on our financial condition and results of operations.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our products do not infringe on issued patent, trademarks and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

Because our Certificate of Incorporation and Bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our Certificate of Incorporation, Bylaws, and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.

Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,000,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 37.5% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock .

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares .

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.01 per share offering price of our common stock was arbitrarily chosen. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the FINRA over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.

The selling price of $0.01 per share will be fixed until the shares are quoted on the over the counter bulletin board. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,000,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering conducted in February and March of 2010 that was exempt from Registration under Regulation D of the Securities Act of 1933, as amended.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of June 14 , 2010, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named parties beneficially own and have sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 8,000,000 shares of common stock outstanding on June 14, 2010.

Name of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Nicholas C. Denery	100,000	100,000	0	0
Dale Andrew Livingston Jr.	100,000	100,000	0	0
Christina Lauber	100,000	100,000	0	0
Joseph H. Edwards	100,000	100,000	0	0
Jessica Murnen	100,000	100,000	0	0
Eric Raby	100,000	100,000	0	0
Robert Kowalski	100,000	100,000	0	0
Chanthala Khamvongsa	100,000	100,000	0	0
Benjamin Ness	100,000	100,000	0	0
Crate M. Price	100,000	100,000	0	0
Tiffany Bowen	100,000	100,000	0	0
Gregory A. McGoon	100,000	100,000	0	0
Joseph Wilson	100,000	100,000	0	0
Veronica Olson	100,000	100,000	0	0
Christina Cromlish	100,000	100,000	0	0
Jasmine Jade Khamvongsa	100,000	100,000	0	0

Vadim Zhuravlev	100,000	100,000	0	0
Kristina Mangen	100,000	100,000	0	0
Scott M. Coleman	100,000	100,000	0	0
Erin N. Vannatta	100,000	100,000	0	0
Michelle Haller	100,000	100,000	0	0
Rachel Stichter	100,000	100,000	0	0
Lyudmila Taranovich	100,000	100,000	0	0
Justin Handy	100,000	100,000	0	0
Adam James	100,000	100,000	0	0
Sallieu Sankoh	100,000	100,000	0	0
Marc M. Mustric	100,000	100,000	0	0
Jatorience Thornton	100,000	100,000	0	0
Joe Stainbrook	100,000	100,000
Brock Bennett	100,000	100,000

None of the selling shareholders; (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become quoted on the FINRA Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the FINRA Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our sole executive officer and directors and his age as of June 14, 2010 is as follows:

Name	Age	Position Held with the Company
Igor Svishevskiy 1945 Judwick Dr. Columbus, OH 43229	24	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director

Set forth below is a brief description of the background and business experience of our executive officer and directors.

Igor Svishevskiy is our sole officer and director. Mr. Svishevskiy has been working the customer service industry for over 7 years, starting in CallTech, a Technical Support Center in Columbus, OH in 2003 assisting customers with various technical computer and logistical issues. He ended his employment there in September 2005. Currently, he is working for Nationwide Insurance in the Information Technology Service Desk, which began in January 2006, supporting a vast amount of agents and representative applications and services throughout the United States. Mr. Svishevskiy handles all customers’ IT requests, including hardware/software installation and maintenance, as well as provides computer support insight & analysis/optimization. With his limited, but varied experience and volition to succeed in the business field, he has expanded into the beverage industry with Dragon Beverage, Inc.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Significant Employees

We do not currently have any significant employees aside from Igor Svishevskiy.

Involvement in Certain Legal Proceedings

During the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of   June 14 , 2010, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock	Title of Class	Amount and Nature of Beneficial Ownership1	% of Common Stock2
Igor Svishevskiy 1945 Judwick Dr. Columbus, OH 43229	Common Stock	5,000,000 Shares	62.5%
DIRECTORS AND OFFICERS – TOTAL (One Director and Officer)		5,000,000 Shares	62.5%

5% SHAREHOLDERS
NONE	Common Stock

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 8,000,000 shares of common stock issued and outstanding for the company as of June 14, 2010.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of June 14, 2010, there were 8,000,000 shares of our common stock issued and outstanding.  Our shares are held by thirty-one (31) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ryan Alexander, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Sadler Gibb & Associates, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Sadler Gibb & Associates has presented his report with respect to our audited financial statements. The report of Sadler Gibb & Associates is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as “Dragon Beverage, Inc.” in the State of Nevada on December 19, 2008. We are engaged in the business of developing, manufacturing, and selling energy drinks.

Our operations office is located at 1945 Judwick Dr. Columbus, OH 43229. Igor Svishevskiy, our President and Director, is a person that may be described as a “promoter” as defined in Rule 405 of the Securities Act by virtue of his role in founding and organizing our company.

Michael Vincent was the incorporator of our company and initial director.  Mr. Vincent and Igor Svishevskiy both reside in Columbus Ohio, and planned to form and execute the Company’s business plan.  The initial design was to have Mr. Vincent head the Company as officer/director with Mr. Svishevskiy in a subordinate officer role, but Mr. Vincent later resigned when his schedule prevented him from devoting the time necessary to get the Company running.  At that point, Mr. Svishevskiy decided to take a more prominent role in the Company, as sole officer and director.  Mr. Vincent never owned any shares of our Company.

Our fiscal year end is December 31.

Description of Business

Company Overview

We were incorporated as Dragon Beverages, Inc. on December 19, 2008, in the State of Nevada for the purpose of developing, producing, and selling energy drink beverages (our "Products") to beverage distributors, wholesalers, and retailers in the continental United States and certain international and duty-free markets.

As a developmental stage company, substantially all of our initial efforts will be devoted to performing research and developing formulas, testing formulas, developing and acquiring intellectual properties, organizational efforts, market research, raising capital and recruiting and training personnel.

Business of Company

We were incorporated as Dragon Beverage, Inc. (“Dragon Beverage”) on December 19, 2008, in the State of Nevada for the purpose of developing, producing and selling energy drink beverages. We anticipate that our energy drinks will be sold in the beverage sections of retailers such as supermarkets, delicatessens, and drug, convenience, and liquor stores. Our plan is to develop these products through our manufacturing source and raise money necessary to market and sell the finished products.  In the long term, we hope to acquire competing companies and the products they have developed, or to license similar products from competing companies to complement our existing products. There is no assurance, however, that we will be able to acquire competing companies.  We would need sufficient financing for any such deal and the availability of complementary companies.

We are in the process of developing three different flavors of energy drinks – Citrus, Cranberry, and Strawberry/Kiwi (our “Products”) – through a company known as Market Beverage Group, Inc.  We have not yet manufactured any sellable product or begun to offer our product in the chain of commerce due to insufficient capital.  To date, we have ordered the above flavors and are received samples from Market Beverage Group, Inc.  We do not have a written agreement with Market Beverage Group, Inc.  We have ordered the samples from Market Beverage Group and were invoiced for the service. We are in the process of seeking out funding to manufacture and distribute our products once the products are fully developed to our standards.  We can provide no assurance that we will be able to acquire such funding or on terms acceptable to us. We have approved the samples.  Our next step is to get the layout of the graphics completed for the cans which will take around one week. This is followed by paying Market Beverage Group, Inc. for minimum orders of 3000 cases per flavor (24 cans per case). Then we can use UFS (United Fulfillment Solutions) to hold our inventory and we can begin offering our Products on our website.

Production, storage, and shipping of our beverages will be contracted through independent beverage production companies, known as co-packers, pursuant to our specifications, such as United Fulfillment Solutions. We intend to establish our production, sales, and distribution capacity in the next twelve months contingent upon additional financing. To date, we have not established any contract with any co-packer.

New Age or Alternative Beverage Industry

Our non-alcoholic Products, which are classified as Non-Alcoholic ready-to-drink beverages, as well as other unique brands and products that we may develop in the future, are considered New Age or Alternative Beverages.  New Age beverages are distinguishable from mainstream carbonated soft drinks in that they tend to contain less sugar, less carbonation, and natural ingredients.  As reported in the Beverage Digest annual “Fact Book” for 2009, the non-alcoholic single serve beverage business is $73.9 billion in size and grew 1.6% compared to 2008. Both Coke Classic and Pepsi Cola have declined years with Coke declining 5.5% in first quarter of 2010 and Pepsi declining 20% compared to 2008. Emerging as leaders within the beverage industry are single serve non-carbonated brands in tea, coffee, fortified water, juice, sports drinks, milk drinks and energy drinks (carbonated). This “new age” beverage category grew 1.9% in 2008. Fueled by rapidly increasing consumer demand, these brands command great premiums and deliver incremental profits to brand owners, distributors and retailers. They are enjoying dominance in their respective drink platforms and recent valuations in public security markets and acquisitions of private companies have validated the remarkable profitability and resultant near and long term worth of these innovative brands.  As a general rule, three criteria have been established for such a classification: (1) relatively new introduction to the marketplace; (2) a perception by consumers that consumption is healthy compared to mainstream carbonated soft drinks and (3) the use of natural ingredients and flavors in the products.

Energy Drinks

Energy drinks are non-alcoholic beverages, which propose to provide an energy boost for the consumer. Although the amount of quantitative energy (as measured in calories) in these drinks is often lower than that in regular soft drinks, there is scientific basis for concluding that the non-caffeine elements in these drinks contribute to mental alertness and physical performance.

Generally energy drinks include methylxanthines (including caffeine), B vitamins, and herbs. Other common ingredients are guarana (energy booster that comes from a plant in the maple family), which has a high caffeine content, taurine (an organic acid naturally occurring in seafood and meat), plus various forms of ginseng (a fleshy energy boosting root from Asia), maltodextrin, carbonated water, inositol (a carbohydrate found in fruits and grains), carnitine (biosynthesized from amino acids), creatine (used to supposedly give muscle size increases), glucuronolactone (produced in the liver from glucose metabolism) and ginkgo biloba (supposedly promotes memory function). Some contain high levels of sugar, but many brands also offer artificially-sweetened diet versions. The central ingredient in most energy drinks is caffeine, the same stimulant found in coffee or tea, often in the form of guarana or yerba mate.

The average 8 fluid ounce energy drink has about 80 mg of caffeine, with 16 fluid ounce drinks containing around 150 mg.

A variety of physiological and psychological effects attributed to energy drinks and/or their ingredients have been investigated. Some studies have reported significant improvements in mental and cognitive performances as well as increased subjective alertness. During repeated cycling tests in young healthy adults, an energy drink significantly increased upper body muscle endurance.  In another experiment, a glucose-based energy drink (containing caffeine, taurine and glucuronolactone) was given to eleven tired participants being tested in a driving simulator. Lane drifting and reaction times were measured for two hours post-treatment and showed significant improvement.

Energy drinks are typically attractive to young people. Approximately 65% percent of the consumer of energy drinks are between the ages of 13 and 35 years old, with males being approximately 65% of the market. A 2008 statewide Patient Poll conducted by the Pennsylvania Medical Society’s Institute for Good Medicine found that: 20 percent of respondents ages 21-30 had used energy drinks in high school or college to stay awake longer to study or write a paper; 70 percent of respondents knew someone who had used an energy drink to stay awake longer to study or work.

History

In 1985, Jolt Cola was introduced in the United States. The Jolt Cola Company’s marketing strategy centered on the drink's caffeine content, billing it as a means to promote wakefulness. The initial slogan was, "All the sugar and twice the caffeine."

In 1995, PepsiCo launched Josta, the first energy drink introduced by a major US beverage company. This product was discontinued in 1999.

In Europe, energy drinks were pioneered by the S. Spitz Company and a product named Power Horse. However, this product was soon surpassed by Red Bull when Dietrich Mateschitz, an Austrian entrepreneur, applied his marketing acumen to create a worldwide best seller. Mateschitz developed Red Bull based on the Thai drink Krating Daeng, itself based on Lipovitan, a Japanese drink developed in the 1960’s. Red Bull was introduced to the US in 1997 and is currently the dominant brand, with a market share of approximately 47%.

By the year 2001, the US energy drink market had grown to nearly $8 million per year in retail sales. From 2000 to 2007, it grew an average of over 62% per year by volume, reaching nearly $5 billion in 2007, through sales of over 300 million gallons of product. Diet energy drinks are growing at nearly twice that rate within the category. Based on an article on Wikipedia titled “Energy drink,” both Goldman Sachs and Mintel predict that the energy drink market will hit $10 billion by 2010. Major companies such as Pepsi, Coca-Cola, Molson, and Labatt have tried to match smaller companies' innovative and creative approach in this niche market, with marginal success.

Our Products

We are in the process of developing 3 flavors of energy drinks – Citrus, Cranberry, and Strawberry/Kiwi. We have ordered the development of our product through Market Beverage Group, Inc., and received samples.  We have finalized the end product.  Our  product contains no added sugar and, at the same time, contains substantial nutrients. We have not yet manufactured any sellable product or begun to offer our product in the chain of commerce due to insufficient capital.   We are in the process of seeking out funding to manufacture and distribute our products.  We can provide no assurance that we will be able to acquire such funding or on terms acceptable to us.

Energy Drinks

We expect that our Energy Drinks will be specially formulated with adaptogenic herbs, vitamins and amino acids, which we believe will collectively provide a sustainable energy, a sharpened sense of focus, and support for the immune system. Herbs such as astralagus (marketed as life prolonging extracts), schisandra (marketed as an herbal energy stimulant), Panax Ginseng (Asian ginseng), and Panax Quinquefolium (American ginseng) will be used in our proprietary blend to support the immune system. A high-content of vitamins and amino acid ingredients, such as Vitamin C (200%), Niacin (100%), Vitamin B6 (350%), Folic Acid (100%), Vitamin B12 (3500%) and Pantothenic Acid (50%) is included to provide a smooth, sustained sharpening of focus and increased energy. Our Energy Drinks will be specifically formulated as low calorie, low sodium beverages that contain zero carbohydrates and zero sugar to deliver a consistent level of energy.

We have sought to differentiate our energy drink Products by finding flavors that appeal to consumers, as well as in the process of researching formulas that are healthier than competing products. We have sought to appeal to the health conscious consumer by including vitamins and adaptogenic herbs in our Products and avoiding the high sugar levels and high carbohydrate contents of competing products.

Production

We plan to contract with Market Beverage Group, Inc. to manufacture our Energy Drinks at their production and bottling facility. They have significant experience in successfully developing, manufacturing, and bottling energy drinks. We have plans to contract with Market Beverage Group, Inc. to develop, produce, and can our energy drinks. We plan to license the formulae for our drinks from Market Beverage Group, Inc. and are working closely with them to develop our primary energy drink line.

Raw Materials

Substantially all of the raw materials that we plan to use in the production, bottling, and packaging of our Products will be obtained by Market Beverage Group, Inc. in accordance with our specifications. The raw materials used in the preparation and packaging of our Products we expect to purchase from suppliers selected by us or in concert with Market Beverage Group, Inc. The main raw materials that will be used in the energy drink are agave, strawberry, kiwi, lime, cranberry, orange, and peppermint. These raw materials are available through a variety of suppliers. Thus, we believe that we are not dependent up on a single supplier, but will have adequate sources of raw materials, which are available from multiple suppliers, such as Nutricap Labs and Allen Flavors Inc.

Quality Control

We intend to use quality ingredients for our products. We plan to establish quality standards and will seek to ensure that all of our products satisfy our quality standards. We expect that Market Beverage Group, Inc. will be monitored by our President in an effort to assure adherence to our production procedures and quality standards. Samples of our future Products from each production run will be analyzed and will be categorized in a reference library.  We have not yet received our final product yet, but expect this procedure with the development of all our products.

For every run of our Product, including the original 3 flavors currently under development, we expect that Market Beverage Group, Inc. will undertake extensive on-line testing of product quality and packaging. This includes testing levels of sweetness, carbonation, taste, product integrity, packaging and various regulatory cross checks, including microbiological checks. Quality will also be monitored during production and at scheduled testing times to ensure compliance with applicable government regulatory requirements. For each Product, we will ask that Market Beverage Group, Inc. transmit all quality control test results to us upon request.

Our plan is to strive to use only those suppliers that use only high-quality components. Our President will oversee all production processes, either directly or through individuals contracted specifically for this purpose. We plan to also inspect the production facilities of Market Beverage Group, Inc. and monitor its product quality. We believe that these processes and open communication with Market Beverage Group, Inc. will assure that our standards are equal to or greater than those established as standard in the industry.

Distribution

We intend to distribute our Products nationwide. We currently are working on two main avenues for the sale and distribution of our Products, our Internet Site, that is being developed, and various retail locations.  Once developed, retail customers will be able to navigate to our Internet Site, www.dragon-beverage.com (our “Site”), and purchase cases of our energy drinks using their credit cards. We have been in preliminary contact with United Fulfillment Solutions (“UFS”) via phone conversations, a fulfillment house located in St. Louis, Missouri, to ship internet orders directly from their warehouse. We do not yet have a contract in place with UFS, but hope to in the future.

Alternatively, retail customers will be able to obtain our Products through traditional retail outlets. We are planning to have our Products be available in supermarkets, convenience stores, and various food service locations.

We expect that all of our Products will be shipped from Market Beverage Group, Inc. to UFS, and UFS would be responsible for all order fulfillment, distributing our Products to retail locations as well as directly to customers. We intend to continually review our contract shipping and distribution needs in light of regulatory compliance and logistical requirements and may add or change distributors based on those needs. In the event that our relationship with any of our distributors deteriorates, we believe we could replace the distributor with another of comparable quality. However, this would disrupt our business until a replacement distributor is identified and a contract is signed. Thus, maintaining a positive, cooperative relationship with our initial potential distributor is important to our success.

As is customary in the industry, we will be expected to arrange for our contract production and shipping needs sufficiently in advance of anticipated requirements. Accordingly, we will work closely with our distributor to anticipate demand for our Products. We hope to create a sufficient standing inventory with UFS to eliminate the possibility of unmet demand for our Products. Other than minimum case volume requirements per production run, we do not anticipate any minimum production requirements.

Marketing

We believe the market for our energy drinks is dependent to a large extent on image as well as taste, and that this market is driven by trendy, young consumers between the ages of 12 and 30. We have not engaged in any marketing efforts to date, but our strategy is to establish our brand name with these target consumers. In addition to creative labeling on our products, which we have created and displayed on our website, we believe that our labeling, marketing and promotional materials, which have not yet been established, are important elements to creating and increasing distributor, retailer and consumer awareness of our Product.

We intend to advertise our products on select websites that cater to our target market and through point of sale displays at retail locations.  We do not currently employ any sales personnel to market our Product to retail locations. Nor do we have marketing and promotional firms assisting us with our marketing efforts. In the short term, we intend to use the talents and services of our officer and director in conjunction with select commissioned contractors to sell our products. These contractors would be independent sales personnel that have some background in sales.  Our long term plan is to form a team of contract sales associates, which will be managed by region, a promotional support team, and several market segment specialists to enhance our marketing efforts.

Competition

The beverage industry is highly competitive.  We have not penetrated this market but hope to in the future.  In doing so, we face significant competition in the business of developing and producing non-alcoholic beverages. Most of these companies are larger than the Company with longer histories of operation and greater financial and personnel resources.  Also, most of these competitors have established some market share in the market in which the Company is competing. The ability of the Company to penetrate these markets will depend on many factors including, but not limited to, its ability to obtain sufficient  capital to enhance and broaden the marketing of its products, to develop new and improved products, to obtain and retain necessary management and advisory personnel, the establishment of a comprehensive marketing plan.  We will compete for product ideas, shelf space, and market share. In addition, we will compete with others in efforts to obtain financing to develop and produce these energy beverages. We believe that our success will depend upon our ability to remain competitive in this field. The failure to compete successfully for market share and for resources could have a material adverse effect on our business.

Our non-alcoholic beverage competitors include:

•
Red Bull was inspired by an energy drink from Thailand called Krating Daeng. Red Bull is the literal translation of Krating Daeng in Thai. (Krating = Bull, Dang = Red) Dietrich Mateschitz, an Austrian entrepreneur developed the Red Bull Energy Drink brand. Red Bull was launched in 1987. Red Bull entered its first foreign market (Hungary) in 1992, and the United States (via California) in 1997. Red Bull holds 30.6% of the U.S. market for energy drinks, and up to 80% of the market in some other countries.

•
Rockstar (or ROCKST★R) is an energy drink created in 2001. Rockstar is based in Las Vegas, Nevada, and was founded by Russell Weiner, who currently serves as CEO. It is sold in the U.S., Canada, United Kingdom, Ireland, Germany, Japan, Hong Kong, Australia, Mexico, Malta, New Zealand, The Netherlands and Finland, and currently comes in ten varieties. Rockstar Energy Drink products are distributed in the U.S. and Canada by The Coca-Cola Company (except in the Pacific Northwest and Northern California, where Rockstar retains its original distributors). Rockstar currently holds 13.5% of the U.S. market for energy drinks.

•
Boylan’s – Boylan Bottling Company is an American gourmet soft drink manufacturer. They were located in Haledon, New Jersey from the from the late 50s through to 2001 and then moved to Clifton, New Jersey for a short time before moving to Moonachie, New Jersey where they are currently located. The Boylan Bottling Company brand was registered in 1891 and has been in operation for over 100 years. Boylan uses cane sugar in their drinks, unlike most other American beverage manufacturers which have switched to high fructose corn syrup.

Boylan's first product was Birch beer, formulated in 1891 in Paterson, New Jersey by pharmacist William Boylan. Boylan products are known for glass bottles with distinctive, retro-styled painted ceramic labels. Their products include Black Cherry Soda, Creamy Red Birch Beer, Crème Soda, Orange Cream, Ginger Ale, Grape Soda, Orange Soda, Original Birch Beer, Root Beer, Sugar Cane Cola, and others.

•
Hansens – In the 1930's, Hubert Hansen and his three sons began selling fresh, non-pasteurized juices to film studios and retailers in Southern California under the Hansen's® name. In the 1970's, Tim Hansen, the grandson of Hubert, developed and marketed a variety of Natural sodas and pasteurized, shelf-stable 100% juices also under the Hansen's® label.

Hansen's is a leading marketer of all natural alternative as well as functional beverages. The Brand is recognized nationally. Products marketed by the Corporation include: Hansen's® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E²0 Energy Water®, functional drinks, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice, cider and juice blends, Blue Sky® brand carbonated beverages, Monster Energy brand energy drinks, Lost® Energy brand energy drinks, Rumba brand energy drinks, and Joker Energy brand energy drinks.

Monster Energy is an American brand of energy drink marketed and distributed by Hansen Natural Corporation. Hansen Natural Corporation has announced a distribution agreement with Anheuser-Busch in the U.S., Cadbury-Bebidas, S.A. de C.V. in Mexico, and another with PepsiCo Canada. Beginning on November 10, 2008, Monster will now be distributed by CCE, Coca Cola United, and other Coke bottlers in many markets. Monster currently holds 17.5% of the U.S. energy drink market.

We believe opportunities exist for smaller companies to develop high-quality, high-margin brands, which can grow to be very attractive acquisition candidates for the larger companies.

According to the www.marketresearch.com, an independent industry research website, the energy drink market in 2005 was $4.3 billion.  This market has experienced phenomenal growth of over 700% between 2000 and 2005.  Teens and young adults remain the primary target of manufacturers, and marketers have thoughtfully positioned their beverages in the marketplace, creating an energy drink for every young lifestyle.

We anticipate that the next market explosion will be in marketing a combination energy and nutrition drink to the 50-plus age group (baby boomers). This target group will be looking for a way to feel like they are in their 20’s or 30’s, without the caffeine jitters. It is anticipated that they will want to replace their over the counter and other “feel better” pills with great tasting liquid nutrition. We believe that this “baby boomer” market could eventually surpass the currently existing $4.3 billion teen market.

We believe our product will be unique in that, contrary to all the competition that we are aware of, Dragon Beverage, Inc will give a person natural energy, complete nutrition, mental performance, healthy mood, athletic performance and healthy aging characteristics; more importantly, all of these benefits are provided in an all-in-one delicious drink with NO ADDED SUGAR.  Virtually every competitive energy drink that we are aware of contains substantial amounts of sugar or caffeine.  Our Products will not.

We will compete primarily on the basis of quality, brand name recognition, and price. We believe that our success will depend upon our ability to remain competitive in our product areas due to our unique ingredients. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

We intend to file for a number of trademarks in the U.S., but have not filed as of this date. In addition, we will seek to have trademark protection in the U.S. for a number of other trademarks for slogans and product designs.

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights. No intellectual property applications have been filed as of this date.

While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

The production and marketing of our developing and proprietary non-alcoholic beverages are subject to the rules and regulations of various Federal, provincial, state and local health agencies, including the U.S. Food and Drug Administration ("FDA"). Regulations apply to many aspects of our business including our products and their ingredients, manufacturing, safety, labeling, transportation, recycling, advertising and sale. For example, our products, and their manufacturing, labeling, marketing and sale in the United States are subject to various aspects of the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws and state warning and labeling laws. The FDA also regulates labeling of our products. From time to time, we may receive notification of various technical labeling or ingredient reviews with respect to our products. We intend to establish a compliance program to ensure compliance with production, marketing and labeling regulations on a going-forward basis. We intend to work with attorneys that have knowledge of the various rules and regulations to meet compliance with regulatory matters. We are also subject to the laws and regulations applicable to business operations, such as business licensing requirements, income taxes and payroll taxes.  There are no regulatory notifications or actions currently outstanding. We intend to ensure regulatory compliance and retain a regulatory law firm to oversee our submissions to various agencies. We have not yet filed for FDA approval as of this date, but plan to within the next twelve (12) months.

Employees

We currently have no employees other than our President, and a secretary from time to time that assists with ministerial tasks.  Our operations are overseen directly by our President who, intends to hire, when financing is feasible, a number of contact employees to engage in the business of the Company. Our President oversees all responsibilities in the areas of corporate administration, business development, and research. The Company does not anticipate in the immediate future to offer any future employee a bonus, profit sharing or deferred compensation plan nor are there any employment contracts with any director or employee. Management intends to hire approximately 5-10 additional qualified personnel as business conditions warrant. In addition to its full-time employees, the Company may use the services of certain outside consultants and advisors as needed on a contract basis, though none have been hired to date. We intend to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus. We believe that the skill-set of our President is a primary asset in the development of our acquired brands and trademarks. We also plan to form an independent network of contract sales and regional managers, a promotional support team, and several market segment specialists who will be paid on a variable basis.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.  We rely on contractors to comply with applicable environmental laws in the production of our Products.

Description of Property

We do not own any real property used in the operation of our current business. We maintain our corporate office in Columbus, Ohio at 1945 Judwick Drive. This location has a fully equipped office used for the operations of the company. We believe it is adequate and suitable for our needs at the present time.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Overview

We intend to produce our  Products over the coming twelve (12) months with the assistance of Market Beverage Group, Inc.  We intend to work closely with Market Beverage Group, Inc. to develop our Products in such a way that the final Products will compete effectively in the marketplace due to their appealing flavors and images relative to similar products in the marketplace. In the long term, our management will investigate the possibility of acquiring other companies who have developed a single product. We will also seek out companies who are willing to license complementary products, which we could produce and sell.

We intend to develop our Products by mixing our base energy formula with flavor agents procured from a flavor company. Such companies supply flavors to the food and beverage industries in both large and small quantities. We will also seek assistance from Market Beverage Group, Inc. in evaluating the product quality of various brands, which we may consider acquiring or licensing, as well as our own final Products.

We intend to significantly increase the research and development and eventual production, sales, and distribution of our Products over the next twelve months. We have undertaken no research and development activities since inception, but plan to work with Market Beverage Group, Inc. to develop our products.  We have ordered the samples for our products from Market Beverage Group and were invoiced for the service. We have approved the samples. We will need to raise funds to develop or acquire new Products, initiate production with Market Beverage Group, Inc., build a standing inventory with UFS, and increase our marketing efforts, including endorsements, sponsorships, tournaments, and website development and promotion. We hope that our marketing efforts will result in an increased demand for our Products by consumers. We intend to be able to meet that increased demand. Market Beverage Group, Inc. has indicated that they have sufficient capacity to produce our Products according to projected future demand profiles. By initiating production and building a standing inventory with UFS, our fulfillment house, we are attempting to ensure that consumers will not have to wait to obtain our Products.

In order to pursue the above objectives, we will have to raise money.  We are not certain at the present time how much money will be needed to implement our business plan.  We have little cash and will need financing immediately to continue as a going concern.  At the present time, we do not have any formal commitments in place to acquire needed funds.  By resort to private channels through our officer and director, or perhaps through broker-dealers, which we have not contact as of yet, we hope to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

For our short term needs and, even though he is not required to do so, our officer and director will likely provide us short term loans on market terms to carry our business until we are able to secure a more long-lasting form of financing . However, he will not be able to move our business forward indefinitely without additional funding.  Thus, our ability to continue as a going concern rests on our ability to obtain financing.

Results of Operations for the Three Months Ended March 31, 2010 and 2009, and Period from December 19, 2008 (Inception) to March 31, 2010

We generated no revenue for the period from December 19, 2008 (Date of Inception) until March 31, 2010.

We incurred $8,614 in operating expenses for three months ended March 31, 2010, as compared with $0 in operating expenses for the same period ended 2009.  Our operating expenses for the three months ended March 31, 2010 include audit fees in the amount of $2,500, general and administrative fees of $1,274, legal fees of $4,160, and professional fees of $682.  Our operating expenses for the period from December 19, 2008 (Date of Inception) until March 31, 2010 were $20,574, and consisted of general and administrative expenses.

We incurred an other expenses based solely on an interest expenses of $179 for the three months ended March 31, 2010, as compared with no other expenses for the same period ended March 31, 2009.

We, therefore, recorded a net loss of $8,793 for the three months ended March 31, 2010, as compared with a net loss of $0 for the same period ended March 31, 2009, and $20,862 for the period from December 19, 2008 (Date of Inception) until March 31, 2010.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Results of Operations for the Year Ended December 31, 2009, and Period from December 19, 2008 (Inception) to December 31, 2008 and 2009

We generated no revenue for the period from December 19, 2008 (Date of Inception) until December 31, 2009.

We incurred $109 in operating expenses for the year ended December 31, 2009.  Our operating expenses for the period from December 19, 2008 (Date of Inception) until December 31, 2009 were $12,069, and consisted of general and administrative expenses.

We, therefore, recorded a net loss of $109 for the year ended December 31, 2009, and $12,069 for the  period from December 19, 2008 (Date of Inception) until December 31, 2009.

Liquidity and Capital Resources

As of March 31, 2010, we had total current assets of $1,655, consisting of Cash. We had current liabilities as of March 31, 2010 of $14,517.  Thus, we had a working capital deficit of $12,862 as of March 31, 2010.

As of March 31, 2010, we have insufficient cash to operate our business at the current level for the next twelve months and insufficient cash to achieve our business goals.  The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

We have accumulated deficit of $20,862 as of March 31, 2010.  We currently have negative working capital, and have not completed our efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time which raises substantial doubt regarding our ability to continue as a going concern.

Management anticipates that we will be dependent, for the near future, on additional investment capital to fund operating expenses.  We intend to position the company so that we may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that we will be successful in this or any of our endeavors or become financially viable and continue as a going concern.

Off Balance Sheet Arrangements

As of March 31, 2010, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as follows, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

We issued 5,000,000 shares of common stock to our sole officer and director for $300 in cash and services valued at $4,700. These shares were issued for our website design.

We signed a promissory note with our sole officer and director for legal expenses he paid on our behalf in connection with forming the company and legal assistance with our Regulation D offering.  The note bears interest at 10% per annum, is non-secured, and due on demand.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the FINRA over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-one (31) holders of record of our common stock.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the FINRA over-the-counter bulletin board.  We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form S-1 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form S-1 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the FINRA over-the-counter bulletin board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the periods ended December 31, 2008 and December 31, 2009.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Igor Svishevskiy, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, and Director	2009 2008	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Narrative Disclosure to Summary Compensation Table

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2009

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Igor Svishevskiy	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Financial Statements

Index to Financial Statements:

Unaudited financial statements for the period from December 19, 2008 (Date of Inception) through March 31, 2010:

F-1	Balance Sheets as of March 31, 2010 and December 31, 2009

F-2	Statements of Operations for three months ended March 31, 2010 and 2009, and from December 19, 2008 (Date of Inception) through March 31, 2010

F-3	Statement of Stockholders’ Equity for the period from December 19, 2008 (Date of Inception) through March 31, 2010

F-4	Statements of Cash Flows for the three months ended March 31, 2010, and from December 19, 2008 (Date of Inception) through Marc h 31, 2010

F-5	Notes to Financial Statements

Audited financial statements for the period from December 19, 2008 (Date of Inception) through December 31, 2009:

F-7	Report of Independent Registered Public Accounting Firm

F-8	Balance Sheets as of December 31, 2009 and 2008

F-9	Statements of Operations for the year ended December 31, 2009, and from December 19, 2008 (Date of Inception) through December 31, 2008 and 2009

F-10	Statement of Stockholders’ Equity for the period from December 19, 2008 (Date of Inception) through December 31, 2009

F-11	Statements of Cash Flows for the year ended December 31, 2009, and from December 19, 2008 (Date of Inception) through December 31, 2008 and 2009

F-12	Notes to Financial Statements

41

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Balance Sheets

ASSETS
	March 31, 2010	December 31, 2009
	(unaudited)

CURRENT ASSETS

Cash	$1,655	$300

Total Current Assets	1,655	300

TOTAL ASSETS	$1,655	$300

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$6,969	$-
Note payable - related party	7,548	7,369

Total Current Liabilities	14,517	7,369

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 10,000,000 shares authorized at par value of $0.001, no shares issued and outstanding	-	-
Common stock, 90,000,000 shares authorized at par value of $0.001, 8,000,000 and 5,000,000 shares issued and outstanding, respectively	8,000	5,000
Additional paid-in capital	-	-
Deficit accumulated during the development stage	(20,862)	(12,069)

Total Stockholders' Equity (Deficit)	(12,862)	(7,069)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,655	$300

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Statements of Operations
(unaudited)

	For the Three Months Ended		From Inception on December 19, 2008 Through
	March 31,		March 31,
	2010	2009	2010

REVENUES	$-	$-	$-
COST OF SALES	-	-	-
GROSS MARGIN	-	-	-

OPERATING EXPENSES

General and administrative	8,614	-	20,574

Total Operating Expenses	8,614	-	20,574

LOSS FROM OPERATIONS	(8,614)	-	(20,574)

OTHER EXPENSES

Interest Expense	(179)	-	(288)

Total Other Expenses	(179)	-	(288)

LOSS BEFORE INCOME TAXES	(8,793)	-	(20,862)
PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(8,793)	$-	$(20,862)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	5,800,000	5,000,000

The accompanying notes are an integral part of these financial statements

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Statements of Stockholders' Equity

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balance at inception, December 19, 2008	-	$-	$-	$-	$-

Common stock issued to founders
for cash and services at $0.0001	5,000,000	5,000	-	-	5,000

Net loss for the period ended
December 31, 2008	-	-	-	(11,960)	(11,960)

Balance, December 31, 2008	5,000,000	5,000	-	(11,960)	(6,960)

Net loss for the year
ended December 31, 2009	-	-	-	(109)	(109)

Balance, December 31, 2009	5,000,000	5,000	-	(12,069)	(7,069)

Common stock sold for cash
at $0.001 per share (unaudited)	3,000,000	3,000	-	-	3,000

Net loss for the three months
ended March 31, 2010 (unaudited)	-	-	-	(8,793)	(8,793)

Balance, March 31, 2010 (unaudited)	8,000,000	$8,000	$-	$(20,862)	$(12,862)

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Statements of Cash Flows
(unaudited)

	For the Three Months Ended March 31,		From Inception on December 19, 2008 Through March 31,
	2010	2009	2010

OPERATING ACTIVITIES

Net loss	$(8,793)	$-	$(20,862)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued for services	-	-	4,700
Changes to operating assets and liabilities:
Changes in accounts payable	6,969	-	6,969

Net Cash Used in Operating Activities	(1,824)	-	(9,193)

INVESTING ACTIVITIES

Purchase of property and equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES

Related party notes payable	179	-	7,548
Common stock issued for cash	3,000	-	3,300

Net Cash Provided by Financing Activities	3,179	-	10,848

NET INCREASE IN CASH	1,355	-	1,655

CASH AT BEGINNING OF PERIOD	300	-	-

CASH AT END OF PERIOD	$1,655	$-	$1,655

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2010 and December 31, 2009

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements.  The results of operations for the period ended March 31, 2010 is not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
March 31, 2010 and December 31, 2009

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset de-recognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 4 - RELATED PARTY PAYABLE

On November 6, 2009 the Company entered into a promissory note with a related party to pay for legal expenses incurred by the Company.  The note bears interest at 10% per annum, is non-secured, and due on demand.  For the three months ended March 31, 2010 and 2009, the Company recognized $179 and $-0- of interest related to this loan, respectively.  As of March 31, 2010 and December 31, 2009, principle and accrued interest on the note totaled $7,548 and $7,369, respectively.

NOTE 5 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company’s management has reviewed all material events through May 21, 2010 and there are no material subsequent events to report.

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dragon Beverage, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Dragon Beverage, Inc. (A Development Stage Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009 and for the  periods from December 19, 2008 (inception) through December 31, 2008 and December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conduct our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon Beverage, Inc. (A Development Stage Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009 and for the periods from December 19, 2008 (inception) through December 31, 2008 and December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not yet established an ongoing source of revenue sufficient to cover its operating costs which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
March 29, 2010

DRAGON BEVERAGE, INC.
BALANCE SHEETS
(A Development Stage Company)

ASSETS
	December 31, 2009	December 31, 2008

CURRENT ASSETS

Cash	$300	$300

Total Current Assets	300	300

TOTAL ASSETS	$300	$300

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$-	$7,260
Note payable - related party	7,369	-

Total Current Liabilities	7,369	7,260

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 10,000,000 shares authorized at par value of $0.001, no shares issued and outstanding	-	-
Common stock, 90,000,000 shares authorized at par value of $0.001, 5,000,000 shares issued and outstanding	5,000	5,000
Additional paid-in capital	-	-
Deficit accumulated during the development stage	(12,069)	(11,960)
Total Stockholders' Equity (Deficit)	(7,069)	(6,960)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$300	$300

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
STATEMENTS OF OPERATIONS
(A Development Stage Company)

	For the Year Ended December 31, 2009	From Inception on December 19, 2008 Through December 31, 2008	From Inception on December 19, 2008 Through December 31, 2009

REVENUES	$-	$-	$-
COST OF SALES	-	-	-

GROSS MARGIN	-	-	-

OPERATING EXPENSES

General and administrative	-	11,960	11,960

Total Operating Expenses	-	11,960	11,960

LOSS FROM OPERATIONS	-	(11,960)	(11,960)

OTHER EXPENSES

Interest expense	109	-	109

Total Other Expenses	109	-	109

PROVISION FOR INCOME TAXES
LOSS BEFORE INCOME TAXES	-	-	-

NET LOSS	$(109)	$(11,960)	$(12,069)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(A Development Stage Company)

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balance at inception, December 19, 2008	-	$-	$-	$-	$-

Common stock issued to founders
for cash and services at $0.0001	5,000,000	5,000	-	-	5,000

Net loss for the period ended
December 31, 2008	-	-	-	(11,960)	(11,960)

Balance, December 31, 2008	5,000,000	5,000	-	(11,960)	(6,960)

Net loss for the year
ended December 31, 2009	-	-	-	(109)	(109)

Balance, December 31, 2009	5,000,000	$5,000	$-	$(12,069)	$(7,069)

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
STATEMENTS OF CASH FLOWS
(A Development Stage Company)

	For the Year Ended December 31, 2009	From Inception on December 19, 2008 Through December 31, 2008	From Inception on December 19, 2008 Through December 31, 2009

OPERATING ACTIVITIES

Net loss	$(109)	$(11,960)	$(12,069)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued for services	-	4,700	4,700
Changes to operating assets and liabilities:
Changes in accounts payable	(7,260)	7,260	-

Net Cash Used in Operating Activities	(7,369)	-	(7,369)

INVESTING ACTIVITIES
Purchase of property and equipment	-	-	-

Net Cash Used in Investing Activities	-	-	-

FINANCING ACTIVITIES
Related party notes payable	7,369	-	7,369
Common stock issued for cash	-	300	300

Net Cash Provided by Financing Activities	7,369	300	7,669

NET INCREASE IN CASH	-	300	300
CASH AT BEGINNING OF PERIOD	300	-	-

CASH AT END OF PERIOD	$300	$300	$300

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Dragon Beverage, Inc. (the Company) was incorporated in the State of Nevada on December 19, 2008. The Company was incorporated to engage in the business of the development, production, and distribution of beverage products.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Basis
The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Impairment of Long-Lived Assets
The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Dividends
The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Advertising Costs
The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2009.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based compensation.
As of December 31, 2009, the Company has not issued any share-based payments to its employees.

The Company adopted SFAS No. 123-R effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123-R.

Income Taxes
The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operated as entity exempt from Federal and State income taxes.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to the net loss before provision for income taxes for the following reasons:

	December 31, 2009	December 31, 2008
Income tax expense at statutory rate	$(43)	$(4,664)
Common stock issued for services	43	4,664
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	December 31, 2009	December 31, 2008
NOL carryover	$4,707	$4,664
Valuation allowance	(4,707)	(4,664)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic (Loss) per Common Share
Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2009 and December 31, 2008.

	For the Year Ended December 31, 2009	From Inception on December 19, 2008 Through December 31, 2008
Loss (numerator)	$(109)	$(11,960)
Shares (denominator)	5,000,000	5,000,000
Per share amount	$0.00	$(0.00)

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810):  Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505):  Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260.  Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.  This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. (See FAS 167 effective date below.)

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. (See FAS 166 effective date below)

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. (See EITF 09-1 effective date below.)

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985):  Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP.  This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements Continued
In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.  Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

2.           COMMON STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock and 90,000,000 shares of common stock with a par value of $0.001 per share.  At December 31, 2009 and 2008, the Company had no preferred shares and 5,000,000 common shares issued and outstanding.  Effective for 2009 and the 2008, the Company issued 5,000,000 shares of common stock to its founders for $300 of cash and services valued at $4,700.

3.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has accumulated deficit of $12,069 as of December 31, 2009.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time which raises substantial doubt regarding its ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

DRAGON BEVERAGE, INC.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2009 and 2008

4.           RELATED PARTY PAYABLE

On November 6, 2009 the Company entered into a promissory note with a related party to pay for legal expenses incurred by the Company.  The note bears interest at 10% per annum, is non-secured, and due on demand.  The Company recognized $109 of interest related to this loan and to date, no principle or interest payments have been made.  As of December 31, 2009, principle and accrued interest on the note total $7,369.

5.           SUBSEQUENT EVENTS

The Company has completed the issuance of 3,000,000 shares of its par value $0.001 common stock in a private placement whereby it raised $3,000 to fund ongoing operations.

Other than the above mentioned private placement, in accordance with SFAS 165, (ASC 855-10), the Company’s management has reviewed all material events through March 29, 2010, and there are no other material subsequent events to report.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$3
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$1,000
Transfer Agent Fees	$1,000
Accounting fees and expenses	$15,000
Legal fees and expenses	$10,000
Total	$27,003

All amounts are estimates.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

In December 2008, we issued 5,000,000 shares of common stock to Igor Svishevskiy, our President and Director. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act") at a price of $0.001 per share, for total proceeds of $300 and services valued at $4,700.  Mr. Svishevskiy designed our website as services for the shares. The 5,000,000 shares of common stock are restricted shares as defined in the Securities Act.

In March of 2010, we completed a private placement and issued 3,000,000 shares of our common stock pursuant to Regulation D, Rule 504 of the Securities Act. All shares were issued at a price of $0.001 per share. We received proceeds of $3,000 from the offering. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation D offering. No general solicitation or advertising was used in connection with our Regulation D offering.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation(1)
3.2	By-Laws(1)
5.1	Opinion of Ryan Alexander, Esq., with consent to use(1)
23.1	Consent of Sadler Gibb & Associates
24.1	Power of Attorney (see attached signature page)

(1) Incorporated by reference on Form S-1 of the Company's Registration Statement filed on April 1, 2010

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed  to be  part of the  registration  statement  as of the  date  the  filed prospectus was deemed part of and included in the registration statement; and

ii.  Each  prospectus  required  to be filed  pursuant  to Rule  424(b)(2), (b)(5),  or (b)(7) as part of a registration  statement in reliance on Rule 430B relating to an offering made pursuant to Rule  415(a)(1)(i),  (vii),  or (x) for the  purpose of  providing  the  information  required  by section  10(a) of the Securities  Act shall be deemed to be part of and  included in the  registration statement  as of the earlier of the date such form of  prospectus  is first used after  effectiveness  or the date of the first contract of sale of securities in the  offering  described  in the  prospectus.  As  provided  in Rule  430B,  for liability  purposes  of the  issuer  and any  person  that  is at  that  date an underwriter,  such  date  shall  be  deemed  to be a new  effective  date of the registration  statement relating to the securities in the registration statement to which that  prospectus  relates,  and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering  thereof;  provided, however,  that no statement made in a registration  statement or prospectus that is part of the  registration  statement  or made in a document  incorporated  or deemed  incorporated by reference into the registration  statement or prospectus that is part of the  registration  statement will, as to a purchaser with a time of  contract  of sale  prior to such  effective  date,  supersede  or modify any statement  that was made in the  registration  statement or prospectus  that was part of the  registration  statement  or made in any such  document  immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Columbus, Ohio on June 14 , 2010.

Dragon Beverage, Inc.

By: /s/ Igor Svishevskiy
Igor Svishevskiy
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Igor Svishevskiy as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Dragon Beverage, Inc.

By: /s/ Igor Svishevskiy
Igor Svishevskiy
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director
June 14, 2010